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                                                            Exhibit 99.1


Contacts: Peter Q. Repetti
          Chief Financial Officer
          301-984-5087

          Nate Wallace
          Manager, Investor Relations
          301-984-5059

For Immediate Release

                             MANUGISTICS COMPLETES
                         STOCK OPTION REPRICING PROGRAM

     Rockville, Md., February 3, 1999 -- Manugistics Group, Inc. (Nasdaq: MANU), announced today that it had completed a stock option repricing program in which options to purchase a total of 1.52 million shares of the Company's Common Stock (approximately 5.7% of the outstanding shares of Common Stock) were repriced.

     Under the repricing program, which had been approved by the shareholders of the Company, outstanding options (other than those held by executive officers and directors) surrendered for repricing were exchanged for an equivalent number of repriced options.

     The exercise price of the repriced options is $8.75 per share and the four year vesting schedule of each option restarted on February 1, 1999. In conjunction with the Company's previously announced restructuring, the Compensation Committee of the Board of Directors has, pursuant to authority granted to it under the related option plans, modified the annual vesting provisions of the repriced options to provide that the vesting for the first two years would be accelerated if certain earnings milestones are met in fiscal years 2000 and 2001.
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     Under proposed Financial Accounting Standards Board rules which would be retroactive to option repricings effected after December 15, 1998, companies would be required to treat repriced options as compensatory options granted under a variable plan. As a result, companies would record a non-cash compensation expense, over the term of the option, based upon increases in the market price of the companies' common stock. Pending further announcements and the adoption of definitive rules by the FASB on the subject, the Company cannot determine the impact on its earnings of the proposed rules as applied to its option repricing program.

     Headquartered in Rockville, Md., Manugistics Group, Inc. provides customer-centric supply chain optimization solutions and has the largest global client base of any supply chain provider. The company's solutions are used by more than 850 companies to improve the flow of product within and among companies from raw materials or parts through manufacturing to delivery of product to the end customer. Manugistics' solutions uniquely allow its clients to create and optimize their dynamic supply chains around their customers and are quick to implement, adapt easily to change, and deliver rapid results.


Forward Looking Statements

     This press release contains forward looking statements that are subject to risks and uncertainties and there are important factors that could cause actual results to differ materially from those anticipated by such statements. (Certain of such statements are identified by use of words such as "anticipate," "believe," "estimate," "intend," "expect," or "future.") Most importantly, there are a number of important factors that could affect the Company's performance. Demand for the Company's supply chain management software products and the Company's quarterly operating results could be affected by business conditions or the general economy in domestic and international markets, the timely availability and acceptance of the Company's products, technological change, the timing and results of the Company's longer-term initiatives, the response of prospective customers to announced or commercially available products or pricing,
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competitors' announcements and other marketing activities, acquisitions or marketing relationships, the length of the Company's sales cycles, or the Company's ability to integrate acquired operations and technologies rapidly and effectively. The Company's expense levels are based largely on its expectations of future revenues, and if revenues were to be below expectations (as has occurred in the first three quarters of fiscal 1999), the Company's operating results would be and have been affected. The timing of releases of the Company's software products can be affected by client needs, marketplace demands, technological advances, and competitors' activities. The expansion of the Company's operations into foreign markets, including the Asia/Pacific and South America regions, might be affected by general economic conditions in foreign countries, difficulties in staffing and managing international operations, changes in foreign currency exchange rates, and political and economic instability. For further information, please refer to the Company's Form 10-K for the year ended February 28, 1998, and other reports and documents subsequently filed with the Securities and Exchange Commission which are publicly available, copies of which may also be obtained by contacting the Company's Investor Relations department at 301-984-5409. The Company assumes no obligation to update the information contained in this press release.

                                     # # #

Manugistics, the Manugistics logo, and working as one are registered trademarks of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.